Exhibit 99.1

HEARTWARE INTERNATIONAL REPORTS $54.8 MILLION IN THIRD QUARTER

2013 REVENUE; 140% INCREASE FROM THIRD QUARTER OF 2012

•	Strong continued adoption of HeartWare® System within U.S. commercial launch results in domestic revenue of $28.2 million, up 12% sequentially from Second Quarter of 2013;

•	International Revenue of $26.6 million, up 38% from Third Quarter of 2012; Bolstered by European Market Strength

Framingham, Mass., November 7, 2013 - HeartWare International, Inc. (NASDAQ: HTWR), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenue of $54.8 million for the third quarter ended September 30, 2013, a 140% increase compared to $22.9 million in revenue for the same period of 2012.

“During the third quarter, 549 HeartWare® Ventricular Assist Systems were sold globally, an increase from 256 units in the third quarter of 2012 and more than our previous high quarterly total of 523 units in the second quarter of 2013,” said Doug Godshall, President and Chief Executive Officer. “Our results for the third quarter reflect continued positive trends in the commercial launch of the HeartWare® System in the U.S., following approval from Food and Drug Administration (FDA) late last year, as well as continued strong support from our international customers.”

During the third quarter of 2013, U.S. revenue, which reflects the company’s third full quarter of U.S. commercialization, was $28.2 million, a significant increase from $3.6 million in the third quarter of 2012. Revenue from international markets, generated through the sale of 287 units, was $26.6 million, an increase of approximately 38% from $19.3 million in the third quarter of 2012.

“Our strong commercial growth was complemented by advances made in clinical development, as we received full protocol approval from FDA for a supplemental patient cohort to our destination therapy trial and commenced enrollment last month,” added Mr. Godshall. “We also remain on track for initiation of first-in-human testing of our next generation MVAD® pump, with Pal™ controller, early next year.”

For the nine months ended September 30, 2013, revenue increased approximately 98% to $154.9 million, compared to $78.3 million in the first nine months of 2012.

Currency fluctuations benefitted revenue growth by 5.7% and 1.7%, respectively, in the three and nine months ended September 30, 2013 compared to the same periods in 2012.

Total operating expenses for the third quarter of 2013 were $45.8 million, as compared to $35.2 million in the third quarter of 2012.

Research and development expense was $25.9 million for the third quarter of 2013, as compared to $21.4 million in the same period of 2012. Development costs are primarily attributable to clinical trials and research and development related to advancing HeartWare’s existing products and pipeline technologies.

Selling, general and administrative expenses were $19.8 million in the third quarter of 2013, compared to $13.8 million in the third quarter of 2012. The increase in selling, general and administrative expenses reflects expansion of sales and marketing activities, particularly in the U.S., an overall increase in corporate infrastructure to support the company’s significant growth, and the effect of the 2.3% excise tax on the U.S. sales of medical devices which became effective January 1, 2013.

Net loss for the third quarter of 2013 was $11.4 million, or a $0.69 loss per basic and diluted share, compared to a $25.0 million net loss, or a loss of $1.75 per basic and diluted share, in the third quarter of 2012. For the nine months ended September 30, 2013, the company recorded a net loss of $37.3 million, or a $2.34 loss per basic and diluted share, compared to a $66.6 million net loss, or a loss of $4.70 per basic and diluted share, in the first nine months of 2012.

At September 30, 2013, the company had $225.0 million of cash, cash equivalents and investments, reflecting a modest net cash increase from June 30, 2013, when the company had $222.4 million of cash, cash equivalents and investments. During the third quarter of 2013, the company generated positive cash flows from operations, a historic first-time milestone for the company.

HeartWare will host a conference call on Thursday, November 7, 2013 at 8:00 a.m., U.S. Eastern Standard Time to discuss the company’s financial results, highlights from the third quarter and business outlook. The call may be accessed by dialing 1-877-941-8418 five minutes prior to the scheduled start time and referencing “HeartWare.” Callers outside the U.S. should dial +1-480-629-9809.

A live webcast of the call will also be available in the Investor section of the company’s website (http://ir.heartware.com/). A replay of the conference call will be available through the above weblink immediately following completion of the call.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare System is approved in the United States for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 36 international countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit the Company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market.

HEARTWARE, HVAD, MVAD, PAL and HeartWare logos are registered trademarks of HeartWare, Inc.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the commercial launch of the HeartWare® Ventricular Assist System in the U.S., continued support from international customers, progress of clinical trials and post-approval studies, regulatory status, research and development activities and commercialization strategies. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. HeartWare may update risk factors from time to time in Part II, Item 1A “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartwareinc.com

Phone: +1 508 739 0864

- Tables to Follow-

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue, net	$54,800	$22,862	$154,875	$78,261
Cost of revenue	19,529	10,925	57,175	34,418

Gross profit	35,271	11,937	97,700	43,843
Operating expenses:
Selling, general and administrative	19,844	13,768	53,548	40,687
Research and development	25,930	21,379	72,201	61,392

Total operating expenses	45,774	35,147	125,749	102,079
Loss from operations	(10,503)	(23,210)	(28,049)	(58,236)
Other expense, net	(868)	(1,776)	(9,214)	(8,377)

Net loss	$(11,371)	$(24,986)	$(37,263)	$(66,613)

Net loss per common share — basic and diluted	$(0.69)	$(1.75)	$(2.34)	$(4.70)

Weighted average shares outstanding — basic and diluted	16,439	14,274	15,895	14,185

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$187,906	$85,921
Short-term investments	35,875	16,887
Accounts receivable, net	30,305	25,225
Inventories	37,883	38,443
Prepaid expenses and other current assets	11,511	5,925

Total current assets	303,480	172,401
Property, plant and equipment, net	16,312	19,380
Other assets, net	16,163	14,718

Total assets	$335,955	$206,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,280	$12,024
Other accrued liabilities	25,694	22,020

Total current liabilities	34,974	34,044
Convertible senior notes, net	105,345	100,315
Other long-term liabilities	3,691	3,929
Stockholders’ equity	191,945	68,211

Total liabilities and stockholders’ equity	$335,955	$206,499

# # # #